Exhibit 99.1

Release Date: October 23, 2003

Scientific-Atlanta Announces First Quarter Results

Atlanta, GA – October 23, 2003. Scientific-Atlanta, Inc. (NYSE:SFA) today reported that first quarter earnings of $42.7 million, or $0.28 per share, increased by $31.7 million from last year’s reported first quarter earnings of $11.0 million, or $0.07 per share. Sales of $395.6 million in the first quarter increased by 27 percent from the same period last year.

Good First Quarter Results

Bookings are orders received by the company that are eligible for inclusion in backlog. In general, Scientific-Atlanta’s policy is to place in its backlog firm orders for product scheduled for shipment within six months from the end of the reported quarter.

First quarter bookings were $361.5 million, an increase of $68.9 million, or 24 percent, from the first quarter of last year, but a decrease of $97.7 million, or 21 percent, from last quarter.

Subscriber product bookings were $246.2 million, an increase of 21 percent from the comparable period of last year but a 24 percent sequential decline. Bookings of transmission products were $93.4 million, an increase of 41 percent from last year but a decrease of 10 percent from last quarter. Satellite product bookings were $21.9 million.

Backlog at the end of the quarter was $360.7 million, a decrease of eight percent from the first quarter of last year and nine percent sequentially. The backlog contains orders for more than 800 thousand Explorer® digital set-tops.

Sales of $395.6 million increased by $84.1 million, or 27 percent from the same period a year ago, but declined slightly compared with the preceding quarter. In the first quarter of last year, the company delivered 60 thousand set-tops and associated headend equipment to Cablevision Systems, for which Scientific-Atlanta deferred recognition of approximately $18 million of revenue, pending the conversion of a binding letter agreement into a detailed definitive contract. The company recognized most of the revenue related to this transaction in the second quarter of last fiscal year.

Sales of subscriber products increased 42 percent from last year’s first quarter to $275.9 million but decreased slightly sequentially. In the first quarter of fiscal year 2004, the company sold 940 thousand Explorer digital set-tops and 291 thousand WebSTAR™ cable modems.

Sales of transmission products of $96.7 million were down slightly from both last year and last quarter primarily due to lower sales of RF products. Satellite product sales of $23.1 million were up 20 percent from the comparable period of last year and 18 percent from last quarter.

Gross margin in the first quarter was 37.2 percent of sales, an increase of 100 basis points from the same period a year ago and 60 basis points sequentially. The increase from last year was due to higher volumes, material cost savings and restructuring benefits. The sequential increase was driven by material cost savings and lower manufacturing conversion costs, partially offset by declines in selling prices of certain products.

First quarter earnings were $42.7 million, or $0.28 per share, on sales of $395.6 million. First quarter earnings increased $31.7 million from the comparable period of the preceding year, when the company reported earnings of $11.0 million, or $0.07 per share.

Compared to the preceding quarter, earnings declined by $4.7 million or 10 percent. Earnings in last year’s first quarter included charges related to restructuring; bad debt expense related to the bankruptcy of Communications Dynamics Inc., the parent of TVC, a distributor of Scientific-Atlanta products in Latin America; and the mark-to-market adjustments of various equity investments; which were partially offset by a gain on the settlement of a collar on a warrant. These items totaled to a net after-tax charge of $8.7 million, or $0.06 per share.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.026 billion at the end of the quarter, an increase of $77.5 million from the end of fiscal year 2003.

Compared with the preceding quarter, accounts receivable declined by $2.1 million, and DSO was essentially flat at 42 days. Inventory turns remained at 8.0 turns.

In the first quarter, cash provided by operating activities was $40.3 million. This amount is net of a pension contribution of $16.3 million in the quarter. The company does not anticipate making additional contributions in fiscal year 2004.

Other Highlights

Sales of the company’s dual-tuner Explorer 8000 set-top, which can provide digital video recording (DVR) services in addition to network-based on-demand services like VOD, increased by 12 percent sequentially to 177 thousand units. Cumulative shipments at the end of the quarter were 563 thousand units.

Scientific-Atlanta continued to extend its comprehensive cable modem product portfolio. This quarter, the WebSTAR DPR2320™ modem received CableLabs’ CableHome certification. This gateway product will be able to support wireless, Ethernet or USB technology for home and small office networking. In addition, the WebSTAR DPX2203™ cable modem is now CableLabs’ PacketCable 1.0 certified over the DOCSIS 2.0 platform. This product can enable cable operators to offer telephony services using voice over IP (VoIP) technology in addition to high-speed data services.

In the quarter, Scientific-Atlanta continued to diversify its headend product offering. The company continued to expand its DVB headend equipment product line for cable television operators, terrestrial digital television broadcasters and digital video satellite operators in Europe and Asia. In the quarter, Scientific-Atlanta delivered DVB headend and transmission equipment to OiV (Odasilijaci i Veze d.o.o. Croatia) for a nationwide video and audio contribution and distribution platform. The system provides transport of television and radio services between a national center and 20 hub sites in Croatia.

Summarizing the first quarter results, Jim McDonald, Chairman, President and CEO, concluded, “It is becoming apparent that DVR services are very important for cable operators, and we are benefiting from having an excellent product available at the right time. We believe that the cable operators would prefer to compete with satellite on functionality instead of price. As a result, they will need new products and advanced services. We believe that this proliferation of advanced video and data services can continue to provide opportunities both within the United States and internationally.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA—http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-K), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations             770-236-4608 770-236-4775 fax

            tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, DPR2320, and DPX2203 are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended
	October 3, 2003	September 27, 2002
SALES	$395.6	$311.6

COSTS AND EXPENSES
Cost of sales	248.4	198.8
Sales and administrative	48.0	47.0
Research and development	35.3	39.8
Restructuring	0.7	8.7
Interest expense	0.2	0.9
Interest income	(3.8)	(5.8)
Other (income) expense, net	0.9	5.5

Total costs and expenses	329.7	294.9

EARNINGS BEFORE INCOME TAXES	65.9	16.7

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	18.4	11.3
Deferred	4.8	(5.6)

NET EARNINGS	$42.7	$11.0

EARNINGS PER COMMON SHARE
BASIC	$0.28	$0.07

DILUTED	$0.28	$0.07

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	151.0	155.1

DILUTED	153.8	155.7

DIVIDENDS PAID PER SHARE	$0.01	$0.01

BOOKINGS	$361.5	$292.5

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(Unaudited)

	October 3, 2003	June 27, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$361.6	$359.8
Short-term investments	664.4	588.8
Receivables, less allowance for doubtful accounts of $3.2 at October 3 and $3.3 at June 27	182.5	184.6
Inventories	124.9	127.0
Deferred income taxes	34.2	41.9
Other current assets	21.6	21.5

TOTAL CURRENT ASSETS	1,389.2	1,323.6

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	22.0	22.1
Buildings and improvements	82.1	83.6
Machinery and equipment	217.8	219.7

	321.9	325.4
Less—Accumulated depreciation and amortization	130.8	127.7

	191.1	197.7

GOODWILL	235.6	235.2

INTANGIBLE ASSETS	48.0	51.0

NON-CURRENT MARKETABLE SECURITIES	3.5	8.4

DEFERRED INCOME TAXES	38.6	38.2

OTHER ASSETS	67.9	64.5

TOTAL ASSETS	$1,973.9	$1,918.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.4	$1.4
Accounts payable	134.9	143.4
Accrued liabilities	83.7	100.9
Deferred revenue	16.6	15.6
Income taxes currently payable	6.7	12.3

TOTAL CURRENT LIABILITIES	243.3	273.6

LONG-TERM DEBT, LESS CURRENT MATURITIES	8.4	8.6

NON-CURRENT DEFERRED REVENUE	6.7	6.5

OTHER LIABILITIES	136.0	148.7

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at October 3 and at June 27	82.5	82.5
Additional paid-in capital	520.7	520.5
Retained earnings	1,168.6	1,127.4
Accumulated other comprehensive income, net of taxes of $15.6 at October 3 and $13.2 at June 27	25.5	21.5

	1,797.3	1,751.9
Less—Treasury stock, at cost (13,203,550 shares at October 3 and 15,550,442 shares at June 27)	217.8	270.7

	1,579.5	1,481.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,973.9	$1,918.6